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Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

Exhibit 5.1

September 25, 2025
EUSHI Finance, Inc. 37 Route 236 Kittery Properties Suite 101 Kittery, ME 03904

Ladies and Gentlemen:

EUSHI Finance, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form F-10/F-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (a) senior debt securities and/or subordinated debt securities of the Company (collectively, the “Debt Securities”), which may be fully and unconditionally guaranteed by one or more of Emera Incorporated (“Emera”) and Emera US Holdings Inc. (“EUSHI” and, together with Emera, the “Guarantors”), and which may be issued pursuant to a senior debt indenture, among the Company, any Guarantors party thereto and the trustee to be named therein (the “Senior Debt Trustee”) (the “Senior Debt Indenture”) or a subordinated debt indenture, dated June 18, 2024, among the Company, the Guarantors and Equiniti Trust Company, LLC, as trustee (the “Subordinated Debt Trustee” and, together with the Senior Debt Trustee, the “Trustees”) (the “Subordinated Debt Indenture,” and together with the Senior Debt Indenture, the “Indentures”) and (b) guarantees (the “Guarantees”) of the Debt Securities by the Guarantors, to be issued under the Indentures.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vii) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming that the Subordinated Debt Indenture has been duly authorized, executed and delivered by Emera, insofar as the laws of the Province of Nova Scotia are concerned, and by the Subordinated Debt Trustee, and when the Senior Debt Indenture and any supplemental indenture to either Indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Trustee and the Company and, if applicable, the Guarantors; the specific terms of a particular series of Debt Securities and the related Guarantees have been duly authorized and established in accordance with the applicable Indenture; and such Debt Securities and the related Guarantees have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company and each of the

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EUSHI Finance, Inc.

related Guarantees will constitute valid and binding obligations of each respective Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors' rights, provided that we express no opinion as to (w) the enforceability of any waiver of rights under any usury or stay law, (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Debt Securities to the extent determined to constitute unearned interest

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors of the Company and the Board of Directors of the Guarantors, as the case may be shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) each of the Company and the Guarantors is, shall remain, validly existing as a corporation in good standing under the laws of the State of Delaware and the Province of Nova Scotia, as applicable; (iii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iv) the Indentures, the Debt Securities and the Guarantees (collectively, the “Documents”) are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and each Guarantor); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that the terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company or any Guarantor of any such security (a) are within their corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Company or any Guarantor, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or any Guarantor.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware, except that we express no opinion as to (i) any law, rule or regulation that is applicable to the Company or the Guarantors, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as the foregoing opinion involves matters governed by the laws of the Province of Nova Scotia and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Brian C. Curry, Corporate Secretary of Emera.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

September 25, 2025	2